Exhibit 10.26

Effective as of December 19, 2016

Jerome S. Griffith
VIA EMAIL

Dear Jerome,
We are pleased to extend to you our offer to join Lands' End, Inc. ("Lands’'End") as its Chief Executive Officer and President, reporting directly to the Board of Directors of Lands' End (the "Board"), contingent on our mutual execution of this letter agreement and your Executive Severance Agreement (as defined below) and your commencement of employment on March 6, 2017 (your "Start Date"). Upon your Start Date, you will have all of the duties, responsibilities and authority of the chief executive officer of a publicly traded company of similar size, including all employees reporting to you or your designee. You will be appointed to the Board effective on your Start Date and will be nominated for re‑election to the Board each time your term as director is scheduled to expire.

The key elements of your compensation package following the Start Date are as follows:

•
Annual base salary at a rate of $950,000 (as increased from time to time, "Base Salary") payable in accordance with the normal payroll practices of Lands’ End. Your Base Salary shall be subject to review by the Compensation Committee of the Board (the “Committee”) for increase, but not decrease.

•
Participation in the Lands’ End Annual Incentive Plan with an annual incentive target opportunity of 100% of your Base Salary (your "Target Annual Bonus"). Any annual incentive bonus payable under the Annual Incentive Plan with respect to a fiscal year will be paid by April 15 of the following fiscal year, provided that you are actively employed at the payment date or your employment with Lands’ End terminates at or after the end of the given fiscal year but prior to payment of the annual incentive bonus following the end of the applicable fiscal year (x) by Lands’ End without Cause, (y) by you for Good Reason or (z) as a result of your death or Disability. Capitalized terms used in this letter agreement but not otherwise defined will have the meaning set forth in the Executive Severance Agreement. You will be guaranteed a minimum annual incentive bonus under the Annual Incentive Plan for the fiscal year in which the Start Date occurs of $475,000.

•
On or promptly following your Start Date, you will receive a one-time sign-on grant of restricted stock units ("RSUs") covering 117,647 shares of Lands’ End common stock (the "Sign-On RSUs") and a one-time sign-on grant of options to purchase 294,118 shares of Lands’ End common stock (the “Sign-On Options”, collectively referred to herein with the Sign-On RSUs as the "Sign-On Awards"), in each case, pursuant to the form of restricted stock unit award agreement and form of stock option award agreement to be approved by the Committee, based on the terms provided under the Lands’ End, Inc. 2014 Stock Plan (As Amended and Restated) (the "2014 Plan"). Copies of the Award forms are annexed hereto as Exhibits A and B. The Sign-on Awards will be granted as inducement awards, and as such will be covered by an SEC Form S-8 prior to issuance.

•
Your eligibility to participate in future long-term compensation programs of Lands' End, beginning with the fiscal year beginning in calendar year 2017, will be determined at the same time and in the same manner as other senior executive officers of Lands' End; provided, however, that (1) your target award opportunity with respect to any given long-term compensation program performance cycle will be not less than 200% of your annual Base Salary as in effect on the date of grant of any such award and (2) the Compensation Committee of the Board will consult with you regarding the performance metrics to be established in respect of the 3-year performance cycle to commence in calendar year 2017. Long-term compensation awards will be granted under the 2014 Plan (or a successor plan), in accordance with the terms thereof.

•
You agree that, as reasonably promptly after your Start Date, you will obtain a residence in the Dodgeville-Madison, WI corridor for use by you and your spouse on an ongoing basis. In connection with the foregoing, you will be eligible for relocation assistance in accordance with Lands’ End’s standard relocation policy. To receive relocation assistance, you must sign a Relocation Repayment Agreement in the form attached to the Lands’ End standard relocation policy. In addition, during the period from your Start Date through the date you obtain and furnish the ongoing residence in the Dodgeville-Madison, WI corridor (which shall occur by no later than August 31, 2017), Lands’ End will provide you with a temporary corporate apartment in Madison, WI.

•
You will be eligible to receive at least four (4) weeks paid vacation, in accordance with Lands’ End policy. Added to this, you will qualify for six (6) paid national holidays each year. You also will be eligible for up to four (4) personal days per year, after completing six (6) months of service.

•
You will be eligible to participate in all retirement, health and welfare programs of Lands’ End on a basis no less favorable than other senior executives of Lands’ End, in accordance with the applicable terms, conditions and availability of those programs. Lands’ End shall provide you with indemnification and advancement of expenses to the fullest extent permitted by applicable law and directors’ and officers’ liability insurance at the level provided to senior executives and directors of Lands’ End. The obligations under the prior sentence shall survive any termination of employment subject to the terms and conditions of the applicable programs and insurance policies, as applicable, in the same manner as such terms and conditions apply to active senior executives and directors of Lands’ End at the relevant time(s). For the avoidance of doubt, however, upon any termination of the employment being offered to you under this letter agreement, for any reason, you will also immediately cease to hold all other executive and/or director titles and positions that you hold with Lands’ End and any of its subsidiaries.

•
After January 1, 2017 and prior to April 1, 2017, Lands’ End will promptly pay, or reimburse, you for reasonable legal fees and expenses incurred by you in connection with the negotiation and drafting of this offer letter and related documents.

•	All cash amounts referenced in this letter agreement are, unless otherwise expressly stated, subject to applicable income and employment tax withholding as required under applicable law.

•
Lands’ End and you agree that your primary workplace location will be at Lands’ End’s principal executive offices in Dodgeville, Wisconsin, subject to such business-related travel as may reasonably be required in order for you to perform your duties to Lands’ End. Lands’ End will reimburse you for all reasonable expenses incurred by you in the course of performing your duties with Lands’ End, subject to its requirements with respect to reporting and documentation of expenses under its expense reimbursement policy, including all travel, hotel and other expenses incurred by you in performing your duties.

This offer of employment to you by Lands’ End is contingent upon you signing an Executive Severance Agreement with Lands’ End in the form attached as Exhibit C hereto (the “Executive Severance Agreement”), which Land’s End agrees to sign simultaneous with entering into this letter agreement. This offer also is contingent upon satisfactory completion of a pre-employment drug test and employment eligibility verification (i.e., Form I-9).

By accepting this offer, you agree to devote all of your professional time and attention to the duties required by your positions with Lands’ End while employed and to the best interests of Lands’ End, except you may manage your and your family’s personal investments, be involved in charitable activities and, subject to the remainder of this paragraph, serve on boards of directors. To that end, you represent and warrant to Lands’ End that: (a) you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with Lands’ End or any of its affiliates, except for the restrictive covenants with your prior employer, copies of which you have provided to Land’s End; and (b) you are not (i) except for the three entities set forth on Appendix I, a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except for the boards of directors set forth in Appendix I. You may continue to serve on the boards of directors set forth on Appendix I, except that, as soon as reasonably feasible, you shall resign from one of the for-profit boards.

Finally, you agree that you will not disclose or use, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise, and represent and affirm that your employment with Lands’ End will not violate any restrictive covenants by which you are bound under any agreement with any prior employer or other service recipient.

Jerome, we are looking forward to you joining Lands’ End. We are excited about the important contributions you will make to the company and look forward to your acceptance of our offer. If you need additional information or clarification, please do not hesitate to call.

This letter, together with the Severance Agreement, sets forth our full understanding with regard to the subject matter hereof. It may not be amended or terminated orally, but only by a writing signed by the party to be charged. This Agreement may not be assigned, except in connection with a sale of all or substantially all of the assets of the Company and then only if the assignee assumes the obligations in writing.

This Agreement shall be interpreted and construed under the laws of the State of Delaware without regard to its conflict of laws provisions.

The offer of employment contained in this letter will expire, if not accepted by you, within one week from the date of this letter. To accept, please sign below and return this letter, along with your signed Executive Severance Agreement, to my attention.

[END OF DOCUMENT. SIGNATURES ON NEXT PAGE.]

Sincerely,

/s/ Josephine Linden
Josephine Linden
Chair, Board of Directors
Lands’ End, Inc.

Enclosures

Accepted and agreed this 16th day of December, 2016:

/s/ Jerome S. Griffith
Jerome S. Griffith

Appendix I

Parsons School of Design
Samsonite
Tom Tailor AG
Vince